Exhibit 21.01

Ocular Sciences, Inc. has the following subsidiaries:

Sunsoft, Inc.

O.S.I. Puerto Rico Corporation

Precision Lens Manufacturing & Technology, Inc.

[Ocular Sciences Caribbean Corporation]

Ocular Sciences Australia Pty Ltd.

Ocular Sciences Canada, Inc.

Ocular Sciences, Inc. has the following indirect subsidiaries:

Ocular Sciences Incorporation

Ocular Sciences – SAS

Ocular Sciences GmbH

Ocular Sciences Hungary Kft

Sidecastle Limited

Ocular Sciences Srl

Ocular Sciences KK

Ocular Sciences BV

Ocular Sciences Sarl

Ocular Sciences UK Limited

Ocular Sciences Limited